Exhibit 99.1
Q2 2008 Conference Call Script
July 23, 2008 1:00 p.m.
DAN GREENFIELD:
Thank you. Good afternoon and welcome to Allegheny Technologies’ earnings conference call for the second quarter 2008.
This conference call is being broadcast live on our website at alleghenytechnologies.com and on CCBN.com. Members of the media have been invited to listen to this call.
Participating in the conference call today are Pat Hassey, Chairman, President and Chief Executive Officer, and Rich Harshman, Executive Vice President, Finance and Chief Financial Officer.
After some initial comments, we will ask for questions. During the question and answer session, please limit yourself to two questions to be considerate of others on the line.
Please note that all forward-looking statements made this afternoon are subject to various assumptions and caveats as noted in the earnings release. Actual results may differ materially.
Here is Pat Hassey.

PAT HASSEY:
Thanks, Dan, and thanks to everyone for joining us today.
The second quarter demonstrates our ability to deliver good returns during an uncertain time. ATI is benefiting from our ongoing transformation, and our product, market, and geographic diversification.
Our key financial metrics represent outstanding financial performance for any industrial company:
•	Return on capital employed was over 24%.

•	Return on stockholders’ equity was 30%.

•	Net debt to total capitalization was 8.1%.
We had $310 million of cash on hand at the end of the second quarter after we invested over $500 million in the business during the first half 2008. This includes a:
•	$271 million increase in managed working capital, mostly due to the recovery in the flat-rolled business and our need to build inventory for third quarter planned equipment outages in the Flat-Rolled Products segment; and

•	$257 million of new capital investment.

•	In addition, we spent approximately $88 million to repurchase over 1.3 million shares of ATI stock, bringing the total shares repurchased to approximately 2 million shares in three quarters.
As we have stated, we have a balanced view of our use of cash. Our primary focus continues to be: investing for sustainable long-term profitable growth while maintaining a strong balance sheet. We are also focused on creating value for our shareholders through our dividend policy and our share repurchase program.

Gross cost reductions totaled $69 million for the first half as we remained focused on reducing costs through systematically improving operating efficiencies, along with benefiting from our new equipment. We are running ahead of our $100 million cost reduction goal for the year.
Segment operating profit was a solid 18.7% of second quarter revenues:
•	High Performance Metals segment operating profit improved to 29.9% of sales close to achieving our 30%+ target:
•	Demand for our premium titanium alloys and nickel-based superalloys, and specialty alloys was good from our jet engine customers. Our customers report that OEM and spare parts demand remains good.

•	Demand was steady for our airframe titanium products. Shipments for our titanium and titanium mill products in this segment declined by 1% during the second quarter 2008 compared to the same period last year. However, year-to-date shipments are up 11%.

•	Our exotic alloys business had another record quarter. Shipments were driven by strong demand from the chemical process industry for plants that produce acetic acid and urea used for fertilizers. We expect demand in this business to remain strong as we are currently operating at near capacity and booking business well into 2010. We are adding new zirconium sponge capacity in anticipation of further increasing demand from the chemical process industry and nuclear electrical energy markets going forward.

•	In the Flat-Rolled Products segment, operating profit was 13.3% of sales. We continue to benefit from the ongoing transformation of this segment. Product, market, and geographic diversification have greatly improved. In addition, the segment is benefiting from approximately $400 million in gross cost reductions since 2003.

Demand was strong from this segment’s largest markets: chemical process industry, oil and gas, and electrical energy, which accounted for 54% of the segment’s first half sales.
•	Demand is strong for our grain-oriented electrical steel from the global electrical energy distribution market. We expect demand to be strong for this product for at least the next several years. Our challenge is to continue to de-bottleneck the operation to ship more higher-value product.

•	We have significantly grown our participation in the global industrial titanium market. This product is used primarily in the chemical process industry, electrical energy, desalination, and transportation markets. Last year, we targeted industrial titanium for growth as a way of moving our titanium units to areas of market strength. That strategy is working. Total ATI titanium mill product shipments grew to nearly 24 million pounds. That is 19% growth during the first six months of 2008 compared to the same period last year.

•	Demand for our specialty sheet and plate products was also strong, demonstrating continued strength in the global infrastructure build and modernization.

•	Shipments of our standard stainless sheet and plate products improved in the second quarter in a flat to declining market. U.S. stainless service center inventories remained low and stable during the second quarter, according to industry data.
•	Shipments of our AL 201HP™ family of lean nickel alloys continued to grow. The Switch Is On!® continues. Many of our customers realize, no matter the price of nickel, 201HP offers savings compared to the conventional 304 grade stainless.

•	Our shipments to Europe improved significantly.

•	Demand was good from key capital markets, particularly from stainless tube and pipe manufacturers.
•	Engineered Products segment operating profit in the second quarter was 9% of sales. This segment is slowly getting its performance back on track. The product mix in our tungsten products business is improving and sales are growing in the aerospace and defense, electrical energy, and mining markets. We also expect to see improved sales to the oil and gas market beginning in the second half 2008. Also, our new casting shop in Alpena, MI is expected to complete qualifications this month for wind energy production and ramp up in the second half of this year. Demand for our castings is robust in wind energy applications.

We continue our capital investments to give us state-of-the art manufacturing capabilities. These investments enable sustainable long-term profitable growth, and build new capabilities for our diversified products in diversified global markets.
•	In June, we commissioned our upgraded specialty and titanium plate facility in Pennsylvania. This facility gives us much needed capacity and capabilities. We continue to transform our plate business from its traditional standard stainless plus some specialty products to a primarily specialty plate business with some standard stainless. The new capacity and capabilities allow us to move more strongly into the aerospace, defense armor, chemical process industry, oil and gas, and electrical energy markets. We can now go wider and flatter with additional alloys to greatly enhance this product line.

•	Primarily due to the announced push outs in Boeing’s 787 ramp-up schedule, we now intend to begin initial production at our premium titanium sponge facility in Utah by the end of the first quarter 2009. This is about three months later than previously planned.

•	Our titanium and superalloy forging facility in North Carolina remains on schedule and is expected to begin operations in the third quarter 2009.

•	In addition, the expansion of our Precision Rolled Strip® joint venture facility in China is expected to be fully operational in the first quarter 2009. This expansion is targeted at the growing demand from the electronics, communications, and automotive parts markets in Asia.

Updating our view of the markets:
Aerospace and defense, and the infrastructure markets, namely chemical process industry, oil and gas and electrical energy, plus the medical market have been driving our performance. We believe these markets are in a period of sustained long-term growth. These markets accounted for nearly 70% of sales in the first half 2008. So far in 2008, we have signed long-term agreements in these same markets that have the potential to deliver over $1.3 billion in revenue to ATI over the life of the LTAs, which is generally 3 to 5 years. And, we are working on several additional LTAs.
Aerospace and Defense accounted for 27% of first half 2008 sales — down slightly from last year due to declines in average selling prices.
•	We attended last week’s Farnborough Airshow:
•	Boeing and Airbus announced over 450 orders, adding to an already record backlog;

•	Bombardier announced a new fuel efficient regional jet;

•	Three new fuel efficient engine development projects were discussed. The GE/Snecma Leap X, the Pratt & Whitney Geared Turbo Fan, and the Rolls Royce open rotor concept could be very good for our premium titanium and nickel-based alloys.
•	During the Airshow, we introduced ATI Aerospace...our market sector team. This ATI team has the resources and capabilities to assist our customers in dealing with the mission-critical metallics, manufacturing, and certainty of supply challenges they face in providing more fuel efficient aircraft. Traditionally, we have provided this market with our titanium alloys and nickel-based superalloys. Many of these same customers also use large amounts of high-strength stainless and tungsten heavy alloys, which we also produce. In addition, because they have access to our metallurgists, our cutting tools business has developed expertise in difficult-to-machine metals, such as titanium and nickel alloys. These are products where there is no margin for error and where ATI can excel and differentiate through our product breadth and technology.

•	During the Airshow, we had a lot of meetings, activity, and interest. The new market sector team strategy is off to a great start. We think this market sector team can provide ongoing differentiation and growth to ATI.

•	In June, we introduced ATI Defense to the global industry at the Eurosatory trade event in Paris. ATI Defense focuses ATI’s assets and capabilities on non-aerospace defense applications, such as armor for land vehicles, and ships. Customer interest is strong. Inquiries are growing rapidly and we have booked orders for our titanium and specialty armor products. During the second quarter, we introduced a new product to this market, ATI 500-MIL™ high-hard steel for armor applications. We are encouraged by the prospects for this new market for ATI.
Chemical Process Industry /Oil and Gas accounted for 24% of first half 2008 sales.
•	This is the largest market for our exotic alloys and for our flat-rolled products. Demand remains strong for our products for such things as acetic acid, urea used for fertilizers, and sulfuric acid used in mining, producing fertilizers, and oil refining. This market is being driven by global growth to make a better world and feed the growing population.

•	The oil and gas market is strong and getting stronger. During the second quarter we signed two important LTA’s:
1.	We signed a 3-year agreement for sales of our stainless and duplex alloys used in flexible supply lines in offshore oil and gas applications, primarily in Brazil and Europe.

2.	We signed a 7-year agreement for sales of our tungsten products for down-hole drilling applications. In addition, as part of this LTA, we have a technology development agreement to create a better drilling system that lasts longer in the hole. We are excited about the prospects for this new technology.

3.	We are rolling out the ATI Oil & Gas sector team next month at the Offshore Northern Seas conference being held in Norway. We expect this team to receive the same reception as we have seen in the aerospace and defense markets due to our diversified product offerings.

Electrical Energy accounted for 15% of first half 2008 sales.
•	We have already discussed the strong market conditions and extended prospects for our grain-oriented electrical steel. We continue to add LTAs for this product line extending out 4 to 5 years.

•	Currently, demand is also strong for conventional power generation projects, such as coal and natural gas.

•	We believe we are in the beginning of the nuclear energy renaissance and we are seeing increased inquiries from this market. We also received orders for nuclear waste applications.

•	Turning to alternative energy:
•	Demand for our castings for wind energy applications is strong. We should be benefit from our new Alpena, MI facility in the second half of this year as we ramp up and also enter the first stage machining market for these products.

•	We are becoming increasingly convinced that solar energy could be a big new market for our stainless plate and Precision Rolled Strip® products.
A final comment on our markets: direct international sales were 27% of ATI sales during the first half. Strong demand continues. For example, ATI Asia set a new order entry record for the fist six months. This demonstrates what we mean by global infrastructure growth and our product, market and geographic diversification. Here are some examples of key orders:
1.	Titanium for a new coal power plant in India.

2.	Industrial zirconium for Chinese fabricators.

3.	Titanium for new power plants in the Middle East.

4.	Duplex alloy plate for a mining refinery in Australia.
All are global infrastructure projects where economies continue to grow at double digits.

Aerospace and defense and infrastructure continue to drive our results, and we believe these markets are in a period of long-term growth. Our strategy is to deliver earnings stability and growth as we move through this extended cycle.
Growth in demand from commercial aerospace is slowing as the supply chain adapts to revised schedules for the new airplane programs. Airplane backlogs are at record levels and are growing. We are taking action to grow ATI’s overall presence in this market through the introduction of the ATI Aerospace and ATI Defense market sector teams.
Demand from the global infrastructure markets is strong, and we expect this trend to continue. To grow our presence in the oil and gas market, we are introducing the ATI Oil & Gas market sector team next month.
We continue to seek out new markets and new applications for our uniquely diversified product offerings. The world is a big place. We have good coverage through our internationally located selling arms — ATI Asia, ATI Europe, our joint venture in China with Baosteel, and our Uniti titanium joint venture with VSMPO-AVISMA.
Looking forward, in the near term, we expect a normal third quarter seasonal slowdown. We believe we are well-positioned to continue to achieve good performance in this uncertain US economy due to our product and market diversification and our global reach. At this point, we expect full-year 2008 earnings per share to be in the range of $5.80 to $6.10.
This would be the second best year in ATI’s history. We expect return on capital to range from 20% to 21%; and return on stockholders equity to range from 24% to 25%. We expect strong cash flow in the second half 2008.
Operator, may we have the first question, please.
Q&A Portion of Conference Call

PAT HASSEY:
Thank you for joining us today, and thank you for your continuing interest in ATI.
Dan Greenfield:
Thank you, Pat. And thanks to all the listeners for joining us this afternoon. As always, news releases may be obtained by email and are available on our website, www.alleghenytechnologies.com. Also a rebroadcast of this conference call is available on our website. That concludes our conference call.